UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2004

PROXYMED, INC.

(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1854 Shackleford Court, Suite 200, Norcross, Georgia	30093-2924

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 806-9918

Item 2. Acquisition or Disposition of Assets.

     Effective June 30, 2004, ProxyMed, Inc. (“ProxyMed or the “Company”) sold certain assets, liabilities, properties and business of the Company relating to or utilized by the contract manufacturing unit of the Company’s Laboratory Communication Solutions segment (“Business”), and certain additional assets held in the name of the Company’s wholly-owned subsidiary, Key Communications Service, Inc., an Indiana corporation (“KCS”) (collectively, the “Assets”). The Assets were sold to Key Electronics, Inc., an Indiana corporation (“Key Electronics”), pursuant to that certain Asset Purchase Agreement (“Agreement”) dated June 28, 2004, by and among ProxyMed, KCS and Key Electronics. Key Electronics’ primary shareholder, A. Thomas Hardy, has served as the President of KCS since KCS was acquired by the Company in December 1998 and as Senior Vice President of ProxyMed since October 2000.

     The consideration paid to the Company for the Assets is the net book value, with $3.5 million in cash paid on closing plus an additional amount paid within thirty days based upon completion of certain financial statements as more fully set forth in the Agreement.

     With the exception of certain assets excluded from the Company’s sale as more fully set forth in the Agreement, the Assets sold by the Company include (i) accounts receivable, contracts and agreements, leased property, equipment, software programs and contracts, inventories; and (ii) certain intangible property (including intellectual property) relating to the Business.

Item 7. Financial Statements and Exhibits.

     (c) The following exhibits are included herein:

Exhibit 2.1	Asset Purchase Agreement dated June 28, 2004, by and among ProxyMed, Inc., Key Communications Service, Inc. and Key Electronics, Inc.

Exhibit 99.1	Press Release dated June 28, 2004, announcing the sale of the assets of the contract manufacturing business (known as Key Electronics) of ProxyMed’s Laboratory Communication Solutions segment.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: July 1, 2004	/s/ Gregory J. Eisenhauer
Gregory J. Eisenhauer, Executive Vice
President and Chief Financial Officer

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INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

2.1	Asset Purchase Agreement dated June 28, 2004, by and among ProxyMed, Inc., Key Communications Service, Inc. and Key Electronics, Inc.

99.1	Press Release dated June 28, 2004, announcing the sale of the assets of the contract manufacturing business (known as Key Electronics) of ProxyMed’s Laboratory Communication Solutions segment.

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